Exhibit 99.2

ONCOTHYREON REPORTS FIRST QUARTER 2010
FINANCIAL RESULTS

SEATTLE, WASHINGTON - May 6, 2010 - Oncothyreon Inc. (NASDAQ: ONTY) (the “Company”) today reported a net loss of $0.8 million or $0.03 per basic and diluted share for the quarter ended March 31, 2010, compared with a net loss of $2.5 million or $0.13 per basic and diluted share for the comparable period in 2009. The decrease in net loss is primarily the result of a decrease in fair value of warrant liability of $4.6 million, offset by an increase in net loss from operations.

Net loss from operations increased to $5.4 million in the first quarter of 2010 from $2.5 million in the first quarter of 2009, primarily as the result of increased research and development and general and administrative expenses.  Research and development expenses increased to $2.5 million from $0.7 million, reflecting increased development activity for the Company’s product candidates PX-866 and ONT-10.  General and administrative expenses increased to $2.8 million from $1.8 million, primarily as the result of legal and consulting expenses related to regulatory compliance.

As of March 31, 2010, Oncothyreon's cash, cash equivalents and short term investments were $28.8 million, compared to $33.2 million at the end of 2008, a decrease of $4.4 million, or 13.3 percent, attributable to cash used in operations and capital expenditures in the quarter.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  The Company is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2010 are expected to be higher when compared to 2009, primarily as a result of the more advanced clinical development of PX-866 and preclinical development activities for ONT-10. Oncothyreon currently expects cash used in operations in 2010 to be approximately $18 million. As a result, Oncothyreon estimates that the Company's existing cash will be sufficient to fund operations for at least the next 12 months.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon's investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends," "potential," "possible" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
http://www.oncothyreon.com

ONCOTHYREON INC.
Condensed Consolidated Statement of Operations Data
(in thousands except per share amounts)
(Unaudited)

	Three months
	Ended March 31,
	2010	2009

Revenue
Licensing revenue from collaborative and license agreements	$5	$4

Expenses
Research and development	2,519	680
General and administrative	2,807	1,751
Depreciation	112	65
	5,438	2,496
Income (loss) from operations	(5,433)	(2,492)

Investment and other (income) expense	(40)	(20)
Change in fair value of warrant liability	(4,621)	-

Net Loss	(772)	(2,472)

Basic and diluted loss per share	$(0.03)	$(0.13)
Weighted average number of common shares outstanding	25,753,405	19,492,432

ONCOTHYREON INC.
Consolidated Balance sheet data
(in thousands)
(unaudited)

	March 31,	December 31,
	2010	2009
Cash, cash equivalents and short term investments	$28,825	$33,218
Total assets	$33,825	$38,225
Long term liabilities	$6,127	$10,732
Stockholder's equity	$24,872	$25,418
Common shares outstanding	25,753	25,753